If filing more than one
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For period ending November 30, 2011

File number 811-6475

For period ending November 30, 2010
File Number 811-6475
Exhibit  77O

FORM 10f-3
FUND: Strategic Global Income Fund, Inc.
Name of Advisor or Sub-Advisor: UBS Global Asset Management (Americas) Inc..
1. Issuer:  Chrysler GP/CG Co-Issuer 8% due 06/15/2019
2. Date of Purchase:  May 19, 2011  3.         Date offering commenced:  May 19, 2011
4. Underwriters from whom purchased: Bank of America Sec, LLC
5. "Affiliated Underwriter" managing or participating in syndicate:  UBS Investment Bank
6. Aggregate principal amount or number of shares purchased:  $10,000,000.00 (Firmwide)
7. Aggregate principal amount or total number of shares of offering: $1,500,000,000.00
8. Purchase price (net of fees and expenses):$100.00
9. Initial public offering price: $100.00
10. Commission, spread or profit:  1.25%
11.  Have the following conditions been satisfied?
YES
NO
a. The securities are part of an issue registered under the Securities Act of 1933 that is being offered to the public, or is part of an issue of government securities (as defined in section 2(a)(16) of the 1940 Act).
X

b.    The securities were purchased prior to the end of the first day on which any sales are made (or, if a rights offering, the securities were purchased on or before the fourthday preceding the day on which the offering terminated).
X

c.    The securities purchased at a price not more than the price paid by each other purchaser in the offering.
X

d.   The underwriting was a firm commitment underwriting.
X

e.    The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the dame period.
X

f.    The issuer of the securities and any predecessor has been in continuous operation for not less than three years.
X

g.   The amount of such securities purchased by the Fund and all other accounts which the Adviser (or Sub-Adviser, if applicable) exercises investment discretion did not exceed 25% of the principal amount of the offering.
X

h.   No Affiliated Underwriter was a direct or indirect participant in or beneficiary of the sales.
X

Note:  Refer to the Rule 10f-3 Procedures for the definitions of the capitalized terms above.  In particular, "Affiliated Underwriter" is defined as affiliates of the Adviser or Sub-Adviser participating in a selling syndicate, as applicable.
Approved:  /s/Craig G. Ellinger   Date:   June 16, 2011
Name:       Craig G. Ellinger

Strategic Global Income Fund